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                                                                    Exhibit 99.3


[FORRESTER LOGO]


June 5, 2000


Jessica Jordan
ServiceWare, Inc.
333 Allegheny Avenue
Oakmont, PA 15139

To Whom It May Concern:

Pursuant to the contract between ServiceWare, Inc. ("ServiceWare") and Forrester Research, Inc. ("Forrester") Forrester consents to the inclusion of our name and to the references to the language set forth below in a prospectus to be filed on behalf of ServiceWare (together with the preliminary prospectus and the final prospectus to be circulated among prospective investors).

Forrester hereby consents to the following:

"According to Forrester Research, for example, in the business-to-consumer market, 19% of Internet purchasers need assistance during the shopping experience, 58% check on order status and 19% have questions immediately upon the receipt of shipped goods."

Our consent does not imply, and we expressly disclaim that we are experts within the meaning of Section 7 of the Securities Act of 1933 or that we have prepared or certified any part of the Registration Statement.

Please feel free to call me at 617/613-6011 if you have any questions.


Respectfully,

/s/ Michael Shirer

Michael Shirer
Public Relations Manager